Exhibit 21

List of Subsidiaries

Pursuant to Item 601(b)(21) of Regulation SK The following is a list of the Subsidiaries of the registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

Exhibit 21

List of Subsidiaries

Pursuant to Item 601(b)(21) of Regulation SK The following is a list of the Subsidiaries of the registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which such subsidiaries do business:

•	MCOA CA Inc., a California corporation
•	H Smart, Inc., a Delaware corporation

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